Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KITTY HAWK, INC.

     The undersigned officer of Kitty Hawk, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

          (1) The name of the Corporation is Kitty Hawk, Inc.;

          (2) The Corporation was originally incorporated under the same name. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 20, 1994. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 30, 2002. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 30, 2002. A certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 6, 2003.

          (3) The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to increase the total number of authorized shares of capital stock of the Corporation by deleting the first paragraph of Article Fourth and substituting the following in lieu thereof:

          ”FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000 shares of capital stock, classified as (i) 100,000,000 shares of common stock, $0.000001 par value (“Common Stock”) and (ii) 10,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”).”

          (4) The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to increase the vote required to amend the Second Amended and Restated Bylaws by deleting Article Sixth in its entirety and substituting the following in lieu thereof:

          ”SIXTH: All the powers of the Corporation, insofar as the same may be lawfully vested by this Second Amended and Restated Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend, and repeal from time to time the bylaws of the Corporation and to make from time to time new bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal bylaws made by the Board of Directors or to make new bylaws); provided however, that the stockholders of the Corporation shall be entitled to adopt, alter, amend, and repeal bylaws made by the Board of Directors or to make new bylaws solely upon the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of each class of capital stock of the Corporation then entitled to vote thereon.”

          (5) The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to elect to be governed by Section 203 of the Delaware General Corporation Law by deleting Article Tenth in its entirety and substituting the following in lieu thereof:

          ”TENTH: The Corporation elects to be governed by Section 203 of the DGCL.”

          (6) The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to increase the vote required to amend the Second Amended and Restated Certificate of Incorporation by deleting Article Thirteenth in its entirety and substituting the following in lieu thereof:

          ”THIRTEENTH: Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of each class of capital stock of the Corporation then entitled to vote thereon shall be required to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation other than Articles FIRST, SECOND, and FOURTH of this Certificate of Incorporation.”

          (7) The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to prohibit stockholder action by written consent by creating Article Fourteenth, which shall read in its entirety as follows:

          ”FOURTEENTH: Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation, or any provision of law which might otherwise permit, any action required or permitted to be taken by the stockholders of the Corporation with respect to the Corporation must be taken at an annual or special meeting of the stockholders of the Corporation and may not in any event be taken by written consent.”

          (8) The Board of Directors of the Corporation has duly adopted resolutions setting fourth the above-referenced amendments, declaring such amendments to be advisable, and calling for a vote of the stockholders of the Corporation on such amendments.

          (9) The stockholders of the Corporation duly approved the above-referenced amendments at the Annual Meeting of Stockholders of the Corporation held on Tuesday, July 13, 2004.

          (10) The above-referenced amendments were duly adopted in accordance with all applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

          (11) This Certificate of Amendment of Second Restated Certificate of Incorporation shall become effective upon its filing with the Secretary of State of the State of Delaware.

* * * * *

     IN WITNESS WHEREOF, Kitty Hawk, Inc., has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be executed this 13th day of July, 2004.

KITTY HAWK, INC.

By:	/s/ ROBERT W. ZOLLER, JR.

Name:	Robert W. Zoller, Jr.
Title:	Chief Executive Officer and President